Exhibit 3.3

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

THE OLB GROUP, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned officers of The OLB Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify that:

1. They are the Chief Executive Officer and Chief Financial Officer, respectively, of the Corporation.

2. The Corporation is authorized to issue 2,000,000 shares of preferred stock, none of which have been issued.

3. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), the Board of Directors authorized the series of preferred stock hereinafter provided for and has adopted the following resolution creating a series of 800,000 shares of preferred stock designated as “Series A Preferred Stock”:

WHEREAS, the Certificate of Incorporation provides for a class of its authorized stock known as preferred stock, consisting of 2,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors has the full and complete authority to establish one or more series or classes and to issue shares of preferred stock, and to fix, determine and vary the voting rights, designations, preferences, restrictions, qualifications, privileges, limitation, options, conversion rights and other special rights of each series or class of preferred stock, including, but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions, and sinking fund and stock purchase prices, terms and conditions; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 800,000 shares of Series A Preferred Stock, which the Corporation has the authority to issue;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Series A Preferred stock for cash or exchange of other securities, indebtedness, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

1. Designation and Amount. The shares of Series A Preferred Stock shall have a par value of $0.01 per share and shall be designated as “Series A Preferred Stock” and the number of shares constituting the Series A Preferred Stock shall be 800,000 shares. The Series A Preferred Stock shall have a stated value of $1,000.00 per share (the “Stated Value”).

2. Dividends. Holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall accrue, preferred dividends from funds legally available for payment of dividends at the rate per share (as a percentage of the Stated Value per share) of 12.0% per annum, accruing quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the issuance date (each such date, a “Dividend Accrual Date”) (if any Dividend Accrual Date is not a trading day, the applicable accrual date shall be on the next succeeding trading day). Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the date the shares of Series A Preferred Stock is first issued to any holder (the “Original Issue Date”), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any shares of Series A Preferred Stock that are converted by the holder thereof, canceled or retired by the Corporation in accordance with this Certificate. Dividends that have accrued shall be paid to the holders, if at all, from funds legally available for payment, at such time as approved for payment by the Board of Directors of the Company.

3. Voting. Each holder of a share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted, and with respect to such votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not be permitted.

4. Liquidation Preference. Each share of Series A Preferred Stock will have a liquidation preference equal to the Stated Value plus any accrued but unpaid dividends thereon (the “Liquidation Preference”). In the event of a liquidation, dissolution, winding up of the Corporation or sale of all or substantially all of the Corporation’s assets being transferred (any event being a “Liquidation”), the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any payment is made to the holders of the Corporation’s common stock and either in preference to or pari pasu with the holders of any other series of preferred stock that may be issued in the future as shall be determined by the Board of Directors and set forth in a certificate of designation of such series of preferred stock, a per share amount equal to the Liquidation Preference. If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Stock shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Any remaining assets of the Corporation following payment of the Liquidation Preference to the holders of Series A Preferred Stock shall be distributed to the holders of the Corporation’s common stock and any junior series of preferred stock then outstanding.

5. Conversion.

(a)             Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, on or after the date on which that certain term loan, in the principal amount of $9,350,000, due to GACP Finance Co., LLC with a maturity date of April 9, 2022 is repaid in full. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series A Preferred Stock (determined as provided in Subsection 5(b) below) by the number of shares of Series A Preferred Stock being converted (with any fractional shares of Common Stock being rounded up to the nearest whole share). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted in accordance with the procedures described in Subsection 5(d) below (the “Conversion Date”).

(b)             Conversion Rate. Subject to the provisions of this Section 5, the conversion rate in effect at any time with respect to a share of Series A Preferred Stock (the “Conversion Rate”) shall be the quotient obtained by dividing the Stated Value, plus an amount equal to all accrued but unpaid dividends thereon, by the Conversion Price. The “Conversion Price” shall initially be $[ ]1 and shall be subject to adjustments as set forth in this Section 5.

(c)             Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with Subsection 5(a) above, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require) the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than three (3) business days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Section 5(a) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors, including, if applicable, the following legend:

1 NTD: The offering price in the public offering.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

(d)             Conversion Price Adjustments of Preferred Stock for Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

i.                    In the event the Corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or common stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or common stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding after the split or subdivision of the outstanding shares of Common Stock.

ii.                    If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares after the combination.

(e)               Other Distributions. In the event the Corporation, by a vote of the Board of Directors, shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this subsection 5(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)                Recapitalizations and Mergers. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, common stock dividend, or combination in this Section 5) or merger in which the Corporation is not the surviving corporation, and such transaction is approved by a vote of the Board of Directors (a “Transaction”), provision shall be made so that the holders of the Series A Preferred Stock or the other shares into which such shares are converted shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock or the other shares into which such shares are converted the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the Transaction to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)               No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(h)               Certificate Regarding Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

(i)                Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series A Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any common stock equivalents or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right other than to vote or to receive notice of a meeting (which shall be given to the holders of Series A Preferred Stock in accordance with applicable law), the Corporation shall mail to each holder of Series A Preferred Stock, at least three (3) and, in any event, no more than sixty (60) days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or rights, and the amount and character of such dividend, distribution, or rights. The failure to give such notice shall not disallow such action.

(j)                Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Board of Directors of the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6. Miscellaneous.

(a)             Amendments in Writing. Except as otherwise provided herein, the provisions of the Series A Preferred Stock may be amended and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation has obtained the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(b)             Mutilated, Lost, Stolen or Destroyed Certificate. In case the Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate, mutilated, lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed in its name and on its behalf on this ____ day of May, 2020 by a duly authorized officer of the Corporation.

THE OLB GROUP, INC.

By:
Name: Ronny Yakov
Title: Chief Executive Officer

By:
Name: Rachel Boulds
Title: Chief Financial Officer